Exhibit 99.3

Envigo RMS Holding Corp. and Subsidiaries

QUARTERLY REPORT

For the Three and Six Months Ended June 30, 2021

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$71,416	$54,449	$141,095	$115,309
Operating costs
Cost of sales	(53,764)	(47,017)	(105,751)	(94,403)
Selling, general and administrative expenses	(11,151)	(10,217)	(22,837)	(20,703)
Amortization of intangible assets	(650)	(672)	(1,300)	(1,262)
Loss on impairment of goodwill and intangible assets	—	—	—	(49,506)
Other operating expense	(1,389)	(1,115)	(2,069)	(2,916)
Operating income (loss)	4,462	(4,572)	9,138	(53,481)
Interest expense, net	(1,728)	(2,391)	(3,633)	(4,838)
Interest expense, net - related parties	(277)	—	(440)	—
Gain on forgiveness of debt	—	—	346	—
Foreign exchange (losses) gains	(282)	(100)	519	(1,936)
Other income	88	115	20	217
Income (loss) from continuing operations, before income taxes	2,263	(6,948)	5,950	(60,038)
Income tax (expense) benefit	(582)	271	(1,501)	5,326
Income (loss) from continuing operations	1,681	(6,677)	4,449	(54,712)
(Loss) income from discontinued operations, net of tax	(82)	(44)	(25)	49
Consolidated net income (loss)	1,599	(6,721)	4,424	(54,663)
Net income (loss) attributable to non-controlling interests	249	170	(131)	456
Net income (loss) attributable to the stockholders	$1,848	$(6,551)	$4,293	$(54,207)

See accompanying notes to unaudited condensed consolidated financial statements

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated net income (loss)	$1,599	$(6,721)	$4,424	$(54,663)
Other comprehensive income (loss), net of tax
Foreign currency translation	646	(320)	(939)	(872)
Defined benefit plans:
Amortization of actuarial gains (losses), net of taxes	185	(117)	367	(237)
Foreign currency translation	(37)	(14)	(96)	(288)
Other comprehensive income (loss), net of tax	794	(451)	(668)	(1,397)
Consolidated comprehensive income (loss)	2,393	(7,172)	3,756	(56,060)
Comprehensive income (loss) attributable to non-controlling interests	249	170	(131)	456
Comprehensive income (loss) attributable to the stockholders	$2,642	$(7,002)	$3,625	$(55,604)

See accompanying notes to unaudited condensed consolidated financial statements

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

(DOLLARS IN THOUSANDS)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69,677	$32,405
Accounts receivable (net of allowances of $1,806 and $1,824, respectively)	30,555	58,501
Unbilled receivables	1,160	556
Inventories, net	27,758	29,663
Prepaid expenses and other current assets	14,736	11,755
Assets held for sale	4,674	4,408
Current assets of discontinued operations	1,155	1,504
Total current assets	149,715	138,792
Property, plant and equipment, net	75,153	75,580
Intangible assets, net	21,087	22,338
Other assets	7,380	3,445
Total assets	$253,335	$240,155
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,334	$15,181
Accrued payroll and other benefits	8,848	8,118
Accrued expenses and other liabilities	5,174	4,793
Fees invoiced in advance	9,240	6,586
Current portion of long-term debt	79,892	—
Liabilities held for sale	1,199	1,099
Current liabilities of discontinued operations	1,074	1,307
Total current liabilities	127,761	37,084
Long-term debt, net	47,936	127,303
Related party debt, net	6,822	6,440
Other liabilities	6,403	8,906
Long-term deferred tax liabilities	539	587
Total liabilities	189,461	180,320
Commitments and contingencies (Note 15)
Company stockholders' equity (per share and shares in whole dollars)
Common stock, Class A, $0.01 par value, 30,000 shares authorized, 18,618 issued and outstanding as of June 30, 2021 and December 31, 2020; and Class B, $0.01 par value, 3,000 shares authorized, 1,147 issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Preferred Stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Paid in capital	123,488	123,202
Retained deficit	(49,946)	(54,239)
Accumulated other comprehensive loss	(8,810)	(8,142)
Total company stockholders' equity	64,732	60,821
Non-controlling interests in subsidiaries	(858)	(986)
Total stockholders' equity	63,874	59,835
Total liabilities and stockholders' equity	$253,335	$240,155

See accompanying notes to unaudited condensed consolidated financial statements

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD ENDED JUNE 30, 2021

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Common Stock								Accumulated
	Class A -Voting		Class B -Non - Voting		Preferred Stock				Other	Non-
							Paid in	Retained	Comprehensive	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interests	Total
Balance - December 31, 2020	18,618	$—	1,147	$—	—	$—	$123,202	$(54,239)	$(8,142)	$(986)	$59,835
Consolidated net income	—	—	—	—	—	—	—	2,445	—	380	2,825
Pension cost amortization	—	—	—	—	—	—	—	—	182	—	182
Stock compensation expense	—	—	—	—	—	—	143	—	—	—	143
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(1,644)	(8)	(1,652)
Balance - March 31, 2021	18,618	$—	1,147	$—	—	$—	$123,345	$(51,794)	$(9,604)	$(614)	$61,333
Consolidated net income	—	—	—	—	—	—	—	1,848	—	(249)	1,599
Pension cost amortization	—	—	—	—	—	—	—	—	185	—	185
Stock compensation expense	—	—	—	—	—	—	143	—	—	—	143
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	609	5	614
Balance - June 30, 2021	18,618	$—	1,147	$—	—	$—	$123,488	$(49,946)	$(8,810)	$(858)	$63,874

See accompanying notes to unaudited condensed consolidated financial statements

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD ENDED JUNE 30, 2020

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Common Stock								Accumulated
	Class A -Voting		Class B -Non - Voting		Preferred Stock				Other	Non-
							Paid in	Retained	Comprehensive	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interests	Total
Balance - December 31, 2019	18,618	$—	1,147	$—	—	$—	$122,756	$(1,364)	$(8,833)	$(235)	$112,324
Consolidated net loss	—	—	—	—	—	—	—	(47,656)	—	(286)	(47,942)
Pension cost amortization	—	—	—	—	—	—	—	—	120	—	120
Other	—	—	—	—	—	—	—	—	—	(137)	(137)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	826	6	832
Balance - March 31, 2020	18,618	$—	1,147	$—	—	$—	$122,756	$(49,020)	$(7,887)	$(652)	$65,197
Consolidated net loss	—	—	—	—	—	—	—	(6,551)	—	(170)	(6,721)
Pension cost amortization	—	—	—	—	—	—	—	—	117	—	117
Stock compensation expense	—	—	—	—	—	—	159	—	—	—	159
Other	—	—	—	—	—	—	—	—	—	(234)	(234)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	334	(5)	329
Balance - June 30, 2020	18,618	$—	1,147	$—	—	$—	$122,915	$(55,571)	$(7,436)	$(1,061)	$58,847

See accompanying notes to unaudited condensed consolidated financial statements

ENVIGO RMS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Consolidated net income (loss)	$4,424	$(54,663)
Adjustments to reconcile consolidated income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,280	5,143
Loss on disposal of property, plant and equipment	396	225
Amortization of original issuance discount and debt issuance costs included in interest expense	401	58
Amortization of inventory step-up	—	1,470
Non-cash stock compensation expense	286	159
Loss on impairment of goodwill and intangible assets	—	49,506
Gain on forgiveness of debt	(346)	—
Foreign exchange (gains) losses on intercompany balances	(521)	1,936
Deferred income tax expense (benefit)	4	(5,265)
Undistributed loss of noncontrolling interest	17	456
Provision for losses on accounts receivable	(14)	(209)
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	12,922	4,447
Prepaid expenses and other current assets	(8,408)	(3,586)
Inventories, net	1,737	4,363
Accounts payable, accrued expenses and other liabilities	9,696	(7,958)
Fees invoiced in advance	944	3,489
Defined benefit pension plan liabilities	(450)	(457)
Other	48	(129)
Net cash provided by (used in) operating activities	26,416	(1,015)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,923)	(1,640)
Proceeds from sale of animal colony	14,156	—
Net cash provided by (used in) investing activities	11,233	(1,640)
Cash flows from financing activities:
Proceeds from loans received	—	11,372
Payment of debt issuance costs	(152)	—
Repayments of long-term debt and capital lease obligations	—	(605)
Net cash used in financing activities	(152)	10,767
Effect of exchange rate changes on cash and cash equivalents	(192)	(537)
Increase in cash and cash equivalents	37,305	7,575
Cash and cash equivalents at beginning of period	33,215	21,918
Cash and cash equivalents at end of period	70,520	29,493
Less: discontinued operations cash balance	(459)	(165)
Less: assets held for sale cash balance	(384)	—
Cash and cash equivalents at end of period - continuing operations	$69,677	$29,328
Non-cash financing and investing activities:
Non-cash forgiveness of debt	$346	$—
Payment-in-kind interest capitalized as debt	$1,179	$—
Supplementary disclosures:
Interest paid	$2,655	$3,846
Income taxes paid, net	$770	$600

See accompanying notes to unaudited condensed consolidated financial statements

NOTE 1.COMPANY AND BASIS OF PRESENTATION

Company

Envigo RMS Holding Corp. (the “Parent”) was formed on April 9, 2019 as a wholly owned subsidiary of Envigo Holdings, Inc. (Holdings) for the sole purpose of owning Holdings’ research models and services businesses and certain other assets. On June 3, 2019, Holdings executed a group restructuring and spin-off whereby Holdings’ RMS operating subsidiaries were contributed to the Parent and Holdings sold the majority of its contract research services (“CRS”) operating segment to Laboratory Corporation of America Holdings’ (“LabCorp”) Covance Drug Development segment (“Covance”), Concurrent with this transaction, Envigo RMS LLC, a wholly owned subsidiary of the Parent, acquired Covance Research Products, Inc.(“CRP”) (later renamed Envigo Global Services Inc. or “EGSI”) for $110,000 with the Parent as “Issuer” of the “Seller Note” to Covance Preclinical Corporation as “Holder”. The sale of the CRS business to LabCorp and the purchase of the EGSI business from LabCorp are referred to collectively as the LabCorp Transaction. The LabCorp Transaction was completed on June 3, 2019.

The Parent together with its subsidiaries and a variable interest entity (“VIE”) it consolidates are referred to collectively as “Envigo”, or the “Company”. All information contained in this Quarterly Report relates to Envigo and its consolidated subsidiaries and VIE.

Envigo breeds, imports and sells research-quality animal models for use in laboratory tests, manufactures and distributes standard and custom diets, distributes bedding and enrichment products, and provides other services associated with these products. The Company is one of the largest provider of research models and services (“RMS”) products and services globally and has been supplying research models since 1931. With over 130 different species and strains, the Company is a global leader in the production and sale of some of the most widely used rodent research model strains, among other species. The Company maintains production and distribution facilities, including barrier and isolator facilities, in the United States (“U.S.”), United Kingdom (“U.K.”), mainland Europe, and Israel.

Liquidity

As of June 30, 2021, the Company had cash of $69,677, working capital of $21,955 (or $101,846 excluding the current portion of debt) and retained deficit of $(49,946). For the six months ended June 30, 2021, the Company generated cash provided by operations of $26,416 and income from continuing operations of $4,449. As of June 30, 2021, the Company’s Seller Note and loans under the Paycheck Protection Flexibility Act (“CARES Act”) (“PPP Loans”) together totaling $79,892, are due within the next twelve months (see Note 11 for a more detailed discussion of the loans). Given the substantial debt maturity that is coming due within the next twelve months, the Company evaluated its ability to meet its obligations for the next 12 months from issuance of this quarterly report.

The Company has initiated the following steps :

●	As stated in Note 11, on April 18, 2021 and May 2, 2021 applied for forgiveness of its PPP loans; however, there can be no assurance that the Company will obtain full forgiveness of the loans; and
●	Began the process of refinancing a portion or all of the Company’s other outstanding debt, including the Seller Note, which is anticipated to be completed prior to the June 3, 2022 maturity of the Seller Note; however, there can be no assurance that the refinancing will be successful.

While the Company does not currently have access to a line of credit, as disclosed in Note 11, the Company, including its subsidiaries, has demonstrated the ability to raise funding through the successful application for and receipt of $50,000 under the Main Street Lending Program (“MSLP”), $11,026 of PPP loans mentioned above and $6,000 from private lending sources. The MSLP and private lending borrowings were completed in November 2020.

The Company believes that based on its current cash position and current positive financial condition, that a refinancing is probable of occurring and that additional financing will be available to the Company based upon the Company’s assessment of prevailing market and business conditions and recent experience of successful fund raising activities. The Company believes that it will have sufficient funds to meet its estimated obligations during the next twelve months from the issuance of this quarterly report. Accordingly, the accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments relating to the recoverability and classification of recorded asset amounts nor to the amounts and classification of liabilities that might be necessary should the Company not continue as a going concern.

COVID-19

The outbreak of COVID-19, which the World Health Organization declared in March 2020 to be a pandemic, continues to spread throughout the United States of America and the globe. Many U.S. State Governors issued temporary Executive Orders that, among other stipulations, effectively prohibited in-person work activities for many industries and businesses, having the effect of suspending or severely curtailing operations. The spread of the virus continued throughout 2020 and into Summer 2021, and is expected to continue through the remainder of 2021, despite widespread vaccination rollout due to new variants. The extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, its impact on potential customers, employees, and vendors and the timing and breadth of vaccinations, all of which cannot be reasonably predicted at this time. While management reasonably expects the COVID- 19 outbreak to negatively impact the Company’s financial condition, operating results, and timing and amounts of cash flows, the related financial consequences and duration are highly uncertain.

Due to the world-wide impact of the COVID-19 pandemic, the Company’s operations have been impacted in many ways including:

●	Disruption in the supply of certain animal research models, including a disruption in the supply of non-human primates from China. There is no certainty as to when the supply of non-human primates from China will restart;
●	Temporary cancelation or delay in customer orders; and
●	Product demand fluctuations.

The Company has been able to identify and access alternative inventory supply resources to mitigate a large portion of the China supply disruption impact discussed above.

At this point, the Company has seen negative effects of COVID-19 on 2020 operating results and the Company expects the effects of COVID-19 to have some impact on its operating results and cash flow in 2021. The Company’s current estimates and assumptions are dependent, in large part, on factors that are outside of the control of the Company including the potential impact to operations from various restrictions that may be in place from time to time in domestic and global economies.

Consolidation

The accompanying condensed consolidated financial statements are unaudited and have been prepared by the Company, including all subsidiaries and a VIE it consolidates in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). See Note 5 – Variable Interest Entities, for a further discussion of the VIE in which the Company held a variable interest and the consolidation of the entity in our condensed consolidated financial statements as of and for the period ended June 30, 2021. The year-end consolidated balance sheet data was derived from the Company’s audited consolidated financial statements but does not include all disclosures required by U.S. GAAP. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report for year ended December 31, 2020. The unaudited condensed consolidated financial statements, in the opinion of management, reflect all normal and recurring adjustments necessary for a fair statement of the Company’s financial position and results of operations. Intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements. Operating results for the three months and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the period ending December 31, 2021.

The Company accounts for non-controlling interests in accordance with Accounting Standard Codification (“ASC”) 810, “Consolidation” (“ASC 810”). ASC 810 requires companies with non-controlling interests to disclose such interests as a portion of equity but separate from the Parent’s equity. The non-controlling interests’ portion of net income (loss) is presented on the condensed consolidated statement of operations.

Comparatives

In conjunction with the LabCorp Transaction, the Company undertook a plan to sell or dispose of certain assets comprising the remaining CRS businesses in Germany, Spain and Israel (together the “CRS business”). At that time, the Company conducted a review and determined that the CRS business met the criteria for assets and liabilities held for sale and discontinued operations presentation. The discontinued operations criteria was initially met as of September 30, 2019. Accordingly, the CRS business is presented as discontinued operations in the condensed consolidated statements of operations for the three months and six months ended June 30, 2021 and 2020 and the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020. See Note 2 for a more detailed discussion of discontinued operations including details of assets and liabilities and income (loss) related to the discontinued business, along with certain information for the condensed consolidated statement of cash flows. Unless otherwise, noted all information presented hereafter is based upon continuing operations.

To conform to presentation for the year ended December 31, 2020, inventory step-up amortization of $1,327 and $1,470 recorded during the three and six months ended June 30, 2020, respectively, was reclassified from other operating expense to costs of sales on the condensed consolidated statements of operations.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgements that may affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. These include management estimates in the calculation and timing of revenue recognition, pension liabilities, deferred tax assets and liabilities and the related valuation allowance. Although estimates are based upon management’s best estimate using historical experience, current events, and actions, actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 3, “Summary of Significant Accounting Policies” in the Company’s Annual Report for the year ended December 31, 2020. There have been no material changes in our significant accounting policies during the three and six months ended June 30, 2021, except as follows:

Concentration of Risk

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located primarily in the U.S., U.K. and Europe, and the Company’s policy is designed to limit exposure with any one institution. Balances in these accounts, at times, may be in excess of insured limits. At June 30, 2021 and December 31, 2020, the Company had uninsured balances of $67,652 and $30,131, respectively. The Company has not experienced any losses in such accounts. The Company does not engage in any currency hedging transactions.

Financial instruments that also potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers in the biopharmaceutical, contract research, academic, and governmental sectors. The Company believes its exposure to credit risk is minimal, as the customers are predominantly well established and viable. Additionally, the Company maintains allowances for potential credit losses. The Company’s exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled receivables less fees invoiced in advance.

The Company has a wide range of customers and suppliers and therefore believes its concentration risk to any one customer or supplier is minimal. During the three months ended June 30, 2021 and 2020, one customer accounted for 21.4% and 28.2% of sales, respectively. During the six months ended June 30, 2021 and 2020, one customer accounted for 27.3% and 24.3% of sales, respectively. During the three and six months ended June 30, 2021 and 2020, no supplier accounted for more than 10% of purchases of goods and services.

An analysis of the Company’s net revenues from continuing operations and total assets are included in the notes to the condensed consolidated financial statements (see Note 17 – Geographical Information).

Recently Adopted Accounting Pronouncements

No accounting pronouncements were adopted during the three months ended June 30, 2021.

Newly Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize right of use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Subsequent to the issuance of ASU 2016-02, the FASB issued codification updates in July 2018, ASU 2018-11 “Leases (Topic 842) – Targeted Improvements (“ASU 2018-11”) and in March 2019, ASU 2019-01 “Leases (Topic 842) – Codification Improvements. In November 2019, the FASB issued ASU 2019-10 “Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) (“ASU 2019-10”), which delayed the effective date for non-public companies to annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the effects of adopting ASU 2016-02, and all updates, on its condensed consolidated financial statements, but expects that it will result in a significant increase in the assets and liabilities recorded on the condensed consolidated balance sheet.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses” (“ASU 2016-13”). ASU 2016-13 adds to U.S. GAAP an impairment model known as the current expected credit loss (“CECL”) model that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. ASU 2016-13 is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. In November 2019, the FASB issued ASU 2019-10 which delayed the effective date for non-public companies to annual reporting periods beginning after December 15, 2022, including interim periods within the fiscal year beginning after December 15, 2022, with early adoption permitted.The Company is currently evaluating the effects of adopting ASU 2016-13 will have on its condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The ASU, including subsequently issued updates, offers temporary optional expedients and exceptions for applying U.S. GAAP to modifications to agreements such as loans, debt securities, derivatives, and borrowings which reference LIBOR or another reference rate that is expected to be discontinued by December 31, 2021. The expedients and exceptions provided by the standard do not apply to modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022 that an entity has elected certain optional expedients for and are retained through the end of the hedging relationship. The ASU is effective until December 31, 2022 when the replacement for LIBOR is expected to be completed. The interest rate on the Company’s Seller Note (matures June 2022) and MSLP Term Loan and Second Lien Loan (both mature in November 2025), are linked to LIBOR. The Company is in the process of evaluating options for transitioning away from the senior credit facility’s use of LIBOR and expects to be completed by the time LIBOR is phased out. The Company has not elect to apply any of the expedients or exceptions as of June 30, 2021 and is currently evaluating the impact this new standard will have on the consolidated financial statements and related disclosures.

Management does not believe that any other recently issued but not yet effective accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

NOTE 2.DISCONTINUED OPERATIONS

In June 2019, the Company undertook a plan to sell or dispose of certain assets comprising the remaining CRS businesses in Germany, Spain and Israel (together the “CRS business”). Exiting the CRS business will result in the Company focusing solely on its research models and services business. The Company is actively marketing the CRS business and completed the sale of its Germany and Spain CRS businesses in July 2019 and November 2019, respectively. Envigo signed a letter of intent (“LOI”) dated February 3, 2021 to sell its CRS Israel business along with its RMS Israel business. See Note 3 below for a more detailed discussion of the proposed sale.

Assets and Liabilities Classified as Held For Sale

The Company classifies assets as held for sale (or disposal groups comprised of assets and liabilities) which are expected to be recovered primarily through sale rather than through continuing use. They are stated at the lower of carrying amount or fair value less costs to sell. Upon reclassification, the Company ceases to depreciate or amortize non-current assets classified as held for sale.

Based upon this criteria, the Company’s CRS Israel business met the requirements of reporting as assets held for sale. Accordingly, the long-term assets of CRS Israel were evaluated for impairment in 2019 when originally designated as held for sale. As of June 30, 2021 and December 31, 2020, the assets and liabilities of the Company’s Israel CRS business are presented as assets held for sale in the condensed consolidated balance sheet. There can be no certainty such sales will be completed.

Discontinued Operations

A discontinued operation is a component of the Company’s business that represents a separate major line of business or geographical area of operation that has been disposed of or is held for sale and has experienced a strategic shift that will have a major effect on the Company’s operations and financial results. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the statement of operations is revised as if the operation had been discontinued from the first period presented.

Upon completion of this review, the Company determined that the CRS business meet the criteria for assets and liabilities held for sale and discontinued operations presentation. Accordingly, the presentation of the condensed consolidated statements of operations has been revised as if the CRS businesses had been discontinued for the periods ended June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020. Presented in the tables below are details of assets and liabilities and income (loss) related to the discontinued business, along with certain information for the condensed consolidated statement of cash flows.

Assets and liabilities from discontinued operations were as follows:

	June 30, 2021	December 31, 2020
Assets
Current
Cash and cash equivalents	$459	$431
Accounts receivable, net	371	653
Unbilled receivables	84	63
Prepaid expenses and other current assets	241	357
Total current assets	$1,155	$1,504
Liabilities
Current
Accounts payable	$107	$131
Accrued payroll and other benefits	530	520
Accrued expenses and other liabilities	160	159
Fees invoiced in advance	277	497
Total current liabilities	$1,074	$1,307

Income (loss) from discontinued operations for the three and six months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net service revenue	$676	$520	$1,546	$1,439
Service cost of sales	(757)	(533)	(1,471)	(1,264)
Selling, general and administrative expenses	(71)	(83)	(188)	(137)
Operating (loss) income	(152)	(96)	(113)	38
Foreign exchange gains (losses)	10	—	2	(1)
Miscellaneous, net	60	14	86	4
(Loss) income from discontinued operations before income taxes	(82)	(82)	(25)	41
Income tax benefit	—	38	—	8
(Loss) income from discontinued operations, net of tax	$(82)	$(44)	$(25)	$49

The Company elected to not revise its condensed consolidated statements of cash flows for discontinued operations. The table below provides selected cash flow items to assist in understanding the impact of the discontinued operations on the Company’s cash flows.

	Six Months Ended June 30,
	2021	2020
Depreciation and amortization	$—	$—
Capital expenditures	$54	$1

NOTE 3.ASSETS HELD FOR SALE

Envigo signed a LOI dated February 3, 2021 to sell its ownership interest Israel RMS and CRS businesses to the management team of the Israel businesses for $6,650. The sale includes the Company’s 100% ownership in RMS Israel and RMS Israel’s 62.5% ownership interest in CRS Israel. The management team currently owns the 37.5% non-controlling ownership position in CRS Israel. The sale is expected to close in 2021. While the LOI was signed in February 2021, based upon the status of sale at December 31, 2020, the RMS Israel net assets and liabilities to be sold were evaluated for assets held for sale (“AHFS”) classification. Based upon a review of the AHFS criteria under ASC 360, it was determined that the net assets and liabilities of Israel RMS met the criteria for assets held for sale as of December 31, 2020 and, since the sale is expected to be completed within the next 12 months, are aggregated into separate current assets and liabilities held for sale lines on the condensed consolidated balance sheets. As discussed in Note 2 above, CRS Israel had previously met the criteria for assets held for sale and discontinued operations, and are presented as discontinued operations at both June 30, 2021 and December 31, 2020.

The table below reflects the details of the net assets and liabilities held for sale as of June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$384	$379
Accounts receivable	1,785	1,408
Inventories, net	631	588
Prepaid expenses and other current assets	518	618
Total current assets	3,318	2,993
Property, plant and equipment, net	257	262
Intangible assets, net	683	732
Other assets	416	421
Total assets	$4,674	$4,408
LIABILITIES
Current liabilities:
Accounts payable	$222	$227
Accrued payroll and other benefits	354	386
Accrued expenses and other liabilities	621	484
Fees invoiced in advance	2	2
Total liabilities	$1,199	$1,099
Net assets held for sale	$3,475	$3,309

NOTE 4.RESTRUCTURINGS

Bresso

In February 2020, the Company made the decision to restructure certain of its operations in Europe including the cessation of certain activities in Italy and the transfer of other activities to facilities in other countries in which it operates. The customers serviced by the Italy RMS operations will continue to be serviced by the Company’s other European operations and no overall decrease in revenues is anticipated. In April 2020, due to the COVID-19 pandemic, negotiations concerning and formal steps for the closure and transition of Italy RMS operations were suspended. In September 2020, restructuring efforts were resumed including negotiations with local trade unions on a plan to close and relocate the existing offices and the reduction of 31 employees and notification to employees of anticipated separation date and employee severance benefits. The restructuring plan includes the following phases:

●	Phase 1 – closing and/or relocation of health monitoring and administrative functions to smaller and lower cost facilities including reduction of 24 employees
●	Phase 2 – relocation of animal isolators to the Company’s facilities in the Netherlands
●	Phase 3 – completion of isolator relocation and final decommissioning of the Bresso office including the final reduction of employees

As of June 30, 2021, the following restructuring activities have been completed:

●	Exit of the lease in Bresso, Italy. Proper notification was given as required under the lease, so there was no lease exit cost;
●	Notification to employees of anticipated separation dates and severance benefits;
●	Separation of all employees impacted; and
●	Transfer of assets to the Company’s facilities in the Netherlands.

Capital expenditures to upgrade the heating and ventilation system at the Netherlands facility have begun and should be completed by the end of the third quarter of 2021.

For the three months ended June 30, 2021 and 2020, a restructuring credit of $108 and costs of $30, respectively, have been incurred and are included in other operating expenses on the condensed consolidated statements of operations. The credit during the three months ended June 30, 2021 included $108 for the reversal of severance accruals related to retained employees. The expense during the three months ended June 30, 2020 relates to closure and winddown costs.

For the six months ended June 30, 2021 and 2020, restructuring credit of $60 and costs of $69, respectively, have been incurred and are included in other operating expenses on the condensed consolidated statements of operations. The credit during the six months ended June 30, 2021 included a net credit of $84 for severance and $24 of closure and winddown costs. The expense during the six months ended June 30, 2020 relates to closure and winddown costs.

Haslett and Boyertown

During 2020, the Company’s management approved a plan to close and relocate its operations in Haslett, Michigan and Boyertown, Pennsylvania into its existing facility in Denver, Pennsylvania (“Denver facility”). The plan was officially announced in January 2021 and is expected to be completed in 2022. To accommodate the relocation, the Company will be investing approximately $7,200 for capital expenditures in the Denver facility, of which $973 has been expended as of June 30, 2021. In addition, costs to complete the closure and relocation activities, including severance and employee retention costs, is estimated to be $650. The restructuring will be completed in three primary phases as follows:

●	Phase 1: Relocation of the Haslett small animal colony to existing facilities projected to be completed in the first quarter of 2021;
●	Phase 2: Relocation of the Haslett chicken colony to the Denver facility, which will coincide with the closure of the Haslett site, and is projected to be completed in 2022; and
●	Phase 3: Relocation of the Boyertown operations to the Denver facility, which is projected to be completed in 2022.

The Phase I relocation of the Haslett small animal colony was completed in the first quarter of 2021. The operations at both the Haslett chicken colony and Boyertown locations will continue to operate as usual during the relocation period. Property, plant and equipment will be evaluated for transfer to the Denver facility.

Termination and Retention Benefits

In January 2021, subsequent to the restructuring plan announcement, employees at the Haslett and Boyertown sites were provided individual letters describing separation and relocation timing, and termination and retention benefits. Total employees impacted was 32 including 15 at Haslett related to the small animals colony, 8 in Haslett related to the chicken colony and 9 in Boyertown. In accordance with ASC 420, Exit or Disposal Cost Obligations, the benefit letters provided to impacted employees were evaluated and determined to meet the communication criteria of ASC 420. In addition, the termination benefit letters were reviewed to identify any services periods required in order to receive the termination, transition and/or retention benefits. Accordingly, any benefits requiring a service period of longer than three months will be accrued over the required service period.

As of June 30, 2021, 15 employee at the Haslett facility have been terminated and one employee left of their own accord. The remaining employees are scheduled to continue in their roles until the relocation is complete in 2022 at which time the employees will either relocate to the Denver site or transition to other sites within the Company.

During the three and six months ended June 30, 2021, retention benefits of $174 and $213, respectively, were incurred. These expenses are included in other operating expenses in the condensed consolidated statements of operations.

The following table is a rollforward of severance and retention benefit obligation accruals.

		Retention/
	Severance	Transition	Other	Total
As of December 31, 2020	—	—	—	—
Expense	107	79	27	213
Payments	(77)	(14)	(15)	(106)
As of June 30, 2021	30	65	12	107

Other Closure and Relocation Costs

In accordance with ASC 420, other closure and relocation costs are treated as period costs and expenses as incurred. During the three and six months ended June 30, 2021, no other closure and relocation costs of were incurred. These expenses will be included in other operating expenses in the condensed consolidated statements of operations.

Long-Term Assets

As of December 31, 2020, the property, plant and equipment of the Haslett and Boyertown sites was evaluated for recoverability of carrying value either through sale or through continued operations during the relocation period and continued operations at the Denver facility. Based upon this review, the carrying value of depreciable assets were determined to be recoverable through continued operations during the relocation period and continued operations at the Denver facility. The carrying value of land at the Boyertown location was determined to be recoverable through sale based upon market values from acquisition of the site in December 2019. However, due to the location, limited market and specialized nature of the Haslett site, the recoverability of the carrying value of land was determined to be impaired and an impairment charge of $300 was recorded at December 31, 2020. During the three and six months June 30, 2021, accelerated depreciation of $39 was recorded on property, plant and equipment that is not anticipated to be relocated to the Denver site, but was deemed to have its carrying value recoverable during the relocation period.

NOTE 5.VARIABLE INTEREST ENTITY

On October 4, 2019, the Company entered into a five-year master service agreement with Vanguard Supply Chain Solutions LLC (“Vanguard”) whereby Vanguard provides transportation services for the Company’s research models and Teklad products in the US and Canada. Prior to the agreement, the Company utilized internal resources to provide the majority of its transportation services in the US and Canada. The agreement requires the Company to be Vanguard’s only customer for two years. The agreement includes a plan that converts the warehousing and transportation services to Vanguard over a nine-phase plan between December 2019 and June 2021.

Previously, on July 1, 2019, the Company had entered into an agreement with Vanguard which required the Company to prepay $420. The prepayments would service as working capital to ensure the seamless transition of outsourced services to Vanguard. The prepayments will be repaid to the Company in the form of deductions from billings on a sliding scale between 2020 and 2027.

As each site transitions to Vanguard, the Company has sold certain assets to Vanguard and entered into sublease agreements for facility space and vehicles currently leased by the Company. The sublease costs are treated as a pass-through cost to Vanguard equal to the Company’s lease cost. As of June 30, 2021, all sites have been transitioned to Vanguard.

The Company has no ownership interest in Vanguard, has no role in the management of Vanguard and is not a guarantor of any of Vanguard obligations, nor is required to provide on-going financial support to Vanguard.

Under ASC 810, an entity that holds a variable interest in a VIE and meets certain requirements would be considered to be the primary beneficiary of the VIE and is required to consolidate the VIE in its consolidated financial statements. In order to be considered the primary beneficiary of a VIE, an entity must hold a variable interest in the VIE and have both:

●	the power to direct the activities that most significantly impact the economic performance of the VIE; and

●	the right to receive benefits from, or the obligation to absorb losses of, the VIE that could be potentially significant to the VIE.

The Company holds variable interests in the Vanguard as a result of:

●	required status as Vanguard’s only customer for a period of two years;
●	prepayments to Vanguard to support initial working capital;
●	subordinated notes issued to Envigo by Vanguard in exchange for assets purchase by Vanguard to be used in the providing of transportation services; and
●	less-than-arm’s-length sublease agreements related to facilities and vehicles.

The following table provides details of the Vanguard assets and liabilities as of June 30, 2021 and December 31, 2020 that have been consolidated into the Company’s condensed consolidated balance sheets.

	June 30, 2021	December 31, 2020
Assets
Current
Cash and cash equivalents	$722	$741
Prepaid expenses and other current assets	284	218
Total current assets	1,006	959
Property, plant and equipment	1	2
Total assets	$1,007	$961
Liabilities
Current
Accounts payable	$431	$239
Accrued payroll and other benefits	365	138
Accrued expenses and other liabilities	7	7
Total current liabilities	803	384
Long-term debt	141	486
Other liabilities	223	223
Shareholder's equity
Retained earnings	5	5
Non-controlling interest	(165)	(137)
	(160)	(132)
Total liabilities and shareholder's equity	$1,007	$961

The following table provides details of the Vanguard operating results that have been consolidated into the Company’s condensed consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of sales	$(98)	$(47)	$(195)	$(63)
Selling, general and administrative expenses	(195)	(215)	(176)	(446)
Interest expense	—	—	—	(1)
Gain on forgiveness of debt	—	—	346	—
Net loss	(293)	(262)	(25)	(510)
Net loss attributable to non-controlling interests	195	199	(170)	447
	$(98)	$(63)	$(195)	$(63)

The consolidated assets and liabilities as of June 30, 2021 and December 31, 2020 and operating results for the three and six months ended June 30, 2021 and 2020 presented above have been adjusted to eliminate any intercompany transactions between Envigo and Vanguard and to record non-controlling interests in Vanguard equity and results of operations.

NOTE 6.REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue Recognition

The Company recognizes revenue in relation to the products it sells and the services it provides. The following is a discussion of the revenue recognition policy specific to each of those revenue types.

Product Revenue. Product revenue included research models, diets and bedding, bioproducts and transgenic models. Product revenue is recognized at the point in time when the Company’s performance obligations with the applicable customers have been satisfied. Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for transferring products to a customer. The Company considered the unit of account for each purchase order that contains more than one product. Because all products in a given purchase order are generally delivered at the same time and the method of revenue recognition is the same for each, there is no need to separate an individual order into separate performance obligations. The performance obligations, including associated freight to deliver products, is met upon delivery (destination point) and transfer of title. The Company determines the transaction price based on fixed consideration in its contractual agreements. In determining the transaction price, a significant financing component generally does not exist since the timing from when the Company delivers product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product. However, in certain transactions, there can be greater than one year between when the customer pays for product and the Company delivers the product. The Company recorded interest expense of $87 and $231 during the three and six months ended June 30, 2021, respectively, related to the financing component for these transactions. During the three and six months ended June 30, 2020, the Company recorded interest expense of $107. During the three and six months ended June 30, 2021, accrued interest of $229 and $383, respectively, was released.

Services Revenue. Services revenue includes per diem charges for boarding customer-owned animals. The service revenue performance obligation is the delivery of service which generally represents caring for animals we are holding for customers. Services revenue is recognized as invoiced in accordance with the invoice method practical expedient which permits the recognition of revenue, for contracts over time, as invoiced if the company’s right to payment is for an amount that corresponds directly with the value to the customer of the company’s performance to-date.

Shipping and handling costs incurred are recorded in cost of sales. The Company accounts for the sale of containers used to ship products as revenue. Costs related to containers are recorded in cost of sales.

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by major line of product or service.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Products	$63,257	$49,437	$123,851	$102,985
Services	8,159	5,012	17,244	12,324
	$71,416	$54,449	$141,095	$115,309

Products. Product revenues included research models, diets and bedding, bioproducts and transgenic models and services. Research models revenue represents the commercial production and sale of research models, principally purpose-bred rats and mice for use by researchers, and large-animal models from the EGSI acquisition. Diets and bedding revenues represent laboratory animal diets, bedding, and enrichment products under the Company’s Teklad product line. Bioproducts revenues represents the sale of serum and plasma, whole blood, tissues, organs and glands, embryo culture serum and growth factors. Transgenic revenues represent genetically altered research models and associated services. Research models and diets and bedding include freight costs associated with the delivery of the product to customers.

Services. Services revenues primarily represents per diem charges for the boarding of customer-owned animals.

Contract Balances from Contracts with Customers

The timing of revenue recognition, billings and cash collections results in billed receivables (client receivables), contract assets (unbilled receivables) and contract liabilities (deferred revenue and customer contracts) on the consolidated balance sheets. The Company’s payment terms are generally 30 days in the United States and consistent with prevailing practice in international markets. A contract asset is recorded when a right to consideration in exchange for goods or services transferred to a customer is conditioned other than the passage of time. Client receivables are recorded separately from contract assets since only the passage of time is required before consideration is due. A contract liability is recorded when consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract. Contract liabilities are recognized as revenue after control of the products or services is transferred to the customer and all revenue recognition criteria have been met.

The following table provides information about client receivables and contract assets and liabilities from contracts with customers.

	June 30, 2021	December 31, 2020
Client receivables (trade receivables)	$30,555	$58,501
Contract assets (unbilled receivables)	$1,160	$556
Contract liabilities (fees invoiced in advance)	$9,240	$6,586
Contract liabilities (other liabilities)	$1,742	$3,322

Net revenue for the six months ended June 30, 2021 includes $4,832 which was included in contract liabilities at December 31, 2020. Net revenue for the six months ended June 30, 2020 includes $2,518 which was included in contract liabilities at December 31, 2019.

NOTE 7.CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company and its subsidiaries are parties to a number of transactions with related parties.

Financing

The Company has a portion of the Main Street Term Loan and Second Lien Loan owing to a related party in the amount of $6,822 and $6,440, net of unamortized original issuance discount and debt issuance costs, as of June 30, 2021 and December 31, 2020, respectively. The loans mature on November 4, 2024. There are scheduled payments on the Main Street Term Loan, while Second Lien Loan is repayable in full at maturity. The loans bear interest at a rate of 3.0% and 13.5% above LIBOR, respectively, payable quarterly in arrears. Under both loans, interest accrued in the first year will be capitalized as payment in kind (“PIK”). See Note 11 for a more detailed description of the loans. During the three months ended June 30, 2021, the Company recorded interest expense of $33 and $246, attributable to the related party portion of the Main Street Term Loan and Second Lien Loan, respectively. During the six months ended June 30, 2021, the Company recorded interest expense of $52 and $389, attributable to the related party portion of the Main Street Term Loan and Second Lien Loan, respectively. The condensed consolidated statements of operations and condensed consolidated balance sheets have been classified to present the interest expense and loan amounts as related party.

Management Agreement

The Company is party to a management agreement (the “Management Agreement”) with certain of its indirect shareholders (the “Providers”) to provide oversight services around general monitoring and management services; acquisitions and dispositions; financing alternatives; refinancing of existing indebtedness and equity issuances; growth strategies; and other monitoring services. In consideration for the above-mentioned services, the Providers are entitled to compensation in the aggregate amount of $2,250 per annum, plus expenses. During the three months ended June 30, 2021 and 2020, $563 and $562, respectively, was charged to selling, general and administrative expense in the condensed consolidated statement of operations. During the six months ended June 30, 2021 and 2020, $1,128 and $1,145, respectively, was charged to selling, general and administrative expense in the condensed consolidated statement of operations.

Transportation and Warehousing Services

In October 2019, Envigo RMS, LLC (“Envigo U.S.”) entered into a master services agreement with Vanguard Supply Chain Solutions LLC (“Vanguard”) to provide transportation and warehousing services for the Company’s operations in the U.S. and Canada for animal models and Teklad products. Prior to this agreement, the Company had utilized internal resources to transport its animal models and transport and warehouse its Teklad products. The master services agreement transitions these services from internal to Vanguard over 9 phases beginning in December 2019 and which was completed in June 2021. Each transition phase includes the:

●	sale of certain assets to Vanguard; and
●	execution of sublease agreements related to warehouse facilities and vehicle leases required for providing of services.

In conjunction with the transition, notes related to the sale of equipment were executed in the amount of $286 for assets sold to Vanguard. The notes are due November 2024 with schedule monthly payments of $2 commencing in January 2022. Interest is only payable on past due installment payments.

In addition, Envigo and Vanguard entered in a prepayment agreement that required Envigo to make prepayments to Vanguard to secure supply as its exclusive transportation and warehousing services provider. As of December 31, 2019, prepayments of $420 had been made, of which $258 and $346 remained prepaid at June 30, 2021 and December 31, 2020, respectively.

Due to the consolidation of Vanguard as a Variable Interest Entity, the prepaid balances and notes related to sale of equipment are eliminated for consolidation.

During the three months ended June 30, 2021 and 2020, the Company incurred transportation and warehousing costs of $3,187 and $949, respectively, under this agreement. During the six months ended June 30, 2021 and 2020, the Company incurred transportation and warehousing costs of $5,281 and $1,577, respectively, under this agreement.

Other

Hal Harlan is a stockholder and director of Parent. The Company has lease agreements with entities owned by Hal Harlan for certain of its facilities under which the Company paid rent of $97 and $193 for the three and six months ended June 30, 2021, and $95 and $190 for the three and six months ended June 30, 2020, respectively. As of June 30, 2021 and December 31, 2020, $0 was outstanding and recorded in accounts payable on the condensed consolidated balance sheets.

The Company purchases medicated diets and bedding from an entity owned by Hal Harlan. Purchases from this entity were $425 and $464 in the three months ended June 30, 2021 and 2020, respectively. Purchases from this entity were $908 and $1,025 in the six months ended June 30, 2021 and 2020, respectively. The Company also sold $40 and $23 of diets and bedding to this entity in the three months ended June 30, 2021 and 2020, respectively, and $81 and $66 of diets and bedding to this entity in the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021 and December 31, 2020, $92 and $96, respectively, was outstanding and recorded in accounts payable on the condensed consolidated balance sheets.

Timothy Mayhew, an advisor to an equity holder in the Parent, receives annual fees of $250 for his services as a director, plus expenses. Hal Harlan, an advisor to an equity holder in the Parent, receives annual fees of $250 for his services as a director, plus expenses. During the three months ended June 30, 2021 and 2020, $125 and $437, respectively, and $250 and $522 during the six months ended June 30, 2021 and 2020, respectively, was charged to selling, general and administrative expense in the condensed consolidated statements of operations.

NOTE 8.INVENTORIES, NET

Inventories, net consist of the following:

	June 30, 2021	December 31, 2020
Raw materials	$1,146	$997
Finished goods	3,601	3,201
Animal inventory	23,011	25,465
	$27,758	$29,663

NOTE 9.GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

Goodwill represents the difference between the purchase price and the fair value of net tangible and identifiable net intangible assets acquired in business combinations when accounted for using the purchase method of accounting.

Goodwill is not amortized but is tested for impairment at the reporting unit level on an annual basis. The Company previously adopted ASU No. 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” in the prior year. The Company has the option to first assess qualitative factors to determine whether it is necessary to perform the two- step impairment test. If the Company elects this option and believes, as a result of the qualitative assessment, that it is more-likely- than-not that the carrying value of goodwill is not recoverable, the quantitative impairment test is required; otherwise, no further testing is required. Alternatively, the Company may elect to not first assess qualitative factors and immediately perform the quantitative impairment test, in which the Company compares the fair value of its reporting unit to their carrying values. If the carrying values of the net assets assigned to the reporting unit exceed the fair values of the reporting unit, an impairment charge is booked but this must not be greater than the total amount of goodwill allocated to that reporting unit.

At March 31, 2020, due to the negative impact that COVID-19 was having on the Company’s business, the Company performed a quantitative impairment test using a discounted cash flow model to compare the fair value of the Company’s reporting unit to the carrying value of net assets assigned to the reporting unit. This analysis concluded that the carrying value exceeded the fair value of the reporting unit and an impairment charge of $39,679 was recorded. The impairment loss of $39,679 is included in loss on impairment of goodwill and intangible assets in the condensed consolidated statement of operations for the six months ended June 30, 2020.

Intangible Assets, Net

Identifiable intangible assets are amortized over the period of their expected benefit, unless they were determined to have indefinite lives. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if the discounted future cash flows are found to be less than the carrying amount of the asset group. If such assets are considered to be impaired, a charge is recorded to reduce the carrying amount of the asset to fair value and the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

At March 31, 2020, due to the negative impact that COVID-19 was having on the Company’s business, the Company performed a quantitative impairment test using a discounted cash flow model to compare the fair value of the Company’s customer relationships and intellectual property intangible assets to their carrying values. This analysis concluded that the carrying value of certain intellectual property intangible assets exceeded their fair value and impairment charges totaling $9,827, net of accumulated amortization of $3,657, were recorded. The impairment loss of $9,827 is included in loss on impairment of goodwill and intangible assets in the condensed consolidated statement of operations for the six months ended June 30, 2020. Due to the continued impact of COVID-19 on the Company’s results of operations, at June 30, 2020, the Company performed a quantitative impairment test for recoverability comparing undiscounted cash flows to the carrying value of Company’s customer relationships and intellectual property intangible assets. The analysis concluded that undiscounted cash flows exceeded the carrying value of both the intellectual property and customer relationships intangibles and no further impairment was needed. As of June 30, 2021, there were no new indicators of impairment. The accumulated amortization for intellectual property in the June 30, 2021 and December 31, 2020 tables presented below have been reduced by $3,657 representing the accumulated amortization written off associated with impairment.

The following table summarizes the intangible assets of the Company, which are reflected in intangible assets, net on the condensed consolidated balance sheet:

	June 30, 2021
	Gross Amount at December 31, 2020	Impairment	Accumulated Amortization	Reclassification to AHFS	Exchange Rate Impact	Net Amount
Customer relationships	$22,689	$—	$(7,010)	$(683)	$77	$15,073
Intellectual property – animal strains	7,123	—	(1,205)	—	96	6,014
	$29,812	$—	$(8,215)	$(683)	$173	$21,087

	December 31, 2020
	Gross Amount at December 31, 2019	Impairment	Accumulated Amortization	Reclassification to AHFS	Exchange Rate Impact	Net Amount
Customer relationships	$22,689	$—	$(6,064)	$(732)	$87	$15,980
Intellectual property – animal strains	20,607	(13,484)	(850)	—	85	6,358
	$43,296	$(13,484)	$(6,914)	$(732)	$172	$22,338

Amortization expense for intangibles for the three and six months ended June 30, 2021 was $650 and $1,300, respectively, and was $672 and $1,262 for the three and six months ended June 30, 2020, respectively.

Amortization expense for the Company’s intangible assets expected to be recorded for each of the next five years, and collectively thereafter, is as follows:

Remainder of 2021	$1,261
2022	2,523
2023	2,523
2024	2,523
2025	2,523
Thereafter	9,734
$21,087

NOTE 10.ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	June 30, 2021	December 31, 2020
Accrued non-income taxes	$1,863	$1,984
Accrued interest	1,866	1,838
Other	1,445	971
	$5,174	$4,793

During the three months ended March 31, 2021, the Company determined that sales and use tax for sales made during the period of a transition services agreement (June 2019 – April 2020) may not have been properly billed, collected and remitted. Therefore, at March 31, 2021, the Company has accrued $1,533 for estimates sales tax, plus interest due in accrued non-income taxes in the table above. Likewise at March 31, 2021, the Company recorded a non-trade receivable of $1,533, included in prepaid expenses and other current assets in the condensed consolidated balance sheets, representing the amount that the Company will be able to recover. The Company reserves its right to pursue applicable indemnification claims for losses suffered in connection with such sales and use taxes. Subsequent to the filing of the March 31, 2021 quarterly report, after further investigation and discussion with customers whose sales were impacted by the underbilling, remittance and collection, it was determined that the resolution of this sales and use tax matter would be the responsibility of the customers and therefore the accruals and receivables discussed above have been removed from the Company’s condensed consolidated balance sheets.

NOTE 11.LONG-TERM DEBT

Long-term debt consists of the following:

	June 30, 2021	December 31, 2020
Seller Note	$68,866	$68,866
MSLP Loan	50,756	50,000
Second Lien Note	6,423	6,000
PPP Loans	11,026	11,372
EIDL Loan	141	141
Unamortized debt issuance costs	(1,438)	(1,371)
Unamortized original issuance discount	(1,124)	(1,265)
	134,650	133,743
Less: related party debt, net	6,822	6,440
Less: current portion	79,892	—
Long-term debt, net of current portion	$47,936	$127,303

Seller Note

On June 3, 2019, to fund the EGSI acquisition, the Company issued the $110,000 Seller Note. The Seller Note, prior to the Seller Note Amendment discussed below, had scheduled quarterly principal payments of $500 beginning September 3, 2020 through June 3, 2021, and $1,000 beginning September 3, 2021 through June 3, 2022, with the balance due at maturity on June 3, 2022. Interest is paid quarterly in arrears and is based upon LIBOR plus 5.5% for June 3, 2019 through June 2, 2020, LIBOR plus 7.5% for June 3, 2020 through June 2, 2021, and LIBOR plus 8.5% for June 3, 2021 through June 3, 2022. Debt issuance costs (“DIC”) of $350 were capitalized and were being amortized on the effective interest basis over the term of the debt. The Seller Note is guaranteed by certain of its consolidated subsidiaries. Due to the floating rate nature of the Seller Note, the carrying value approximates fair value. The Company is in compliance with all covenants as of June 30, 2021 and December 31, 2020. The Seller Note is secured by substantially all of the assets of the Company, excluding the assets of the CRS business which are classified as discontinued operations.

On January 23, 2020, the Parent and the Holder executed a first amendment to the Seller Note whereby the principal balance of the Seller Note was reduced by $532 for an indemnification claim under the LabCorp transition agreement. The principal reduction was applied to the $500 scheduled payment due September 30, 2020, with the remaining $32 applied to the scheduled payment due December 31, 2020.

On June 15, 2020, the Parent and the Holder executed a second amendment to the Seller Note whereby the principal balance of the Seller Note was reduced by $602 for an indemnification claim under the LabCorp transition agreement. The principal reduction was applied to the $468 scheduled payment due December 31, 2020, with the remaining $134 applied to the scheduled payment due March 31, 2021.

On November 4, 2020, in conjunction with the issuance of the MSLP and Second Lien Credit Agreements, discussed below, the Company executed Amendment No 3. To the Floating Rate Senior Secured Note Due 2022 (“Seller Note Amendment”). The Seller Note Amendment, among other things:

●	Notifies of the intent to voluntarily redeem $40,000 of the Seller Note outstanding balance;
●	Permits the entering into of Main Street Term Loan and the Second Lien Loan discussed below;

●	Permits an additional $2,500 of indebtedness under the combined Main Street Term Loan and Second Lien Loan Agreements;
●	Eliminates current limitations on restrictions on incurring additional indebtedness;
●	Eliminates Seller Note repayment requirements from additional indebtedness and proceeds from permitted transactions;
●	Eliminates all schedule payments; and
●	Eliminates the excess cash flow payment requirement.

On November 16, 2020, with proceeds from the Main Street Term Loan, the Company made a $40,000 voluntary prepayment of the outstanding balance under the Seller Note. This unscheduled repayment was reviewed for potential debt extinguishment accounting under ASC 470 – 50, Debt – Modifications and Extinguishments. Based upon this review, the prepayment was determined to have triggered a partial extinguishment of debt. As a result of this partial extinguishment, a gain on extinguishment of debt of $633 was recorded during the year ended December 31, 2020. The gain on extinguishment is comprised of $701 for the write off of interest accrued under the effective interest method which will no longer be paid, partially offset by the proportional write-off of $68 of unamortized DIC. The principal payment of $40,000 was redeemed at carrying value, so no gain or loss on the repayment was included in the gain on extinguishment of debt.

Envigo incurred capitalizable costs associated with the Seller Note Amendment of $223, these costs along with the remaining unamortized DIC of $117 from the issuance of the Seller Note will be amortized on a straight-line basis over the remaining term of the debt.

Paycheck Protection Program Loans

On March 27, 2020, in response to the economic impact of COVID-19, the U.S. government passed the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time, the CARES Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer-side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitation, increase limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. In addition, the CARES Act created a new lending program (the “Paycheck Protection Program” or “PPP”) under Section 7(a) of the Small Business Act (15 USC 636) to provide low-interest loans to certain small businesses (generally those with 500 or fewer  employees, with specific provisions allowing participation for certain employers with more than 500 employees that operate in certain industry groups) and self-employed individuals for the purpose of covering payroll and other eligible expenses for a 24- week period. All or a portion of the PPP loans may be forgiven by the U.S. Small Business Administration (“SBA”) upon application by the recipient of such loans in accordance with SBA requirements to the extent the recipient uses the funds for eligible expenses and maintains its workforce as specified in the Act. PPP loans that are not forgiven must be repaid within five years. The Act provides that PPP loan forgiveness is excluded from the recipient’s gross income. Any loans not forgiven would accrue interest at 1% per annum.

On May 4, 2020, EGSI, a wholly-owned subsidiary of the Company, received a PPP loan in the amount of $2,924. On May 11, 2020, Envigo RMS LLC (“Envigo RMS”), a wholly-owned subsidiary of the Company, received a PPP loan in the amount of $8,102. The EGSI and Envigo RMS PPP Loans have a two-year maturity. On May 5, 2020, the Company’s consolidated VIE received a PPP loan of $346. The VIE PPP Loan has a two-year maturity. EGSI, Envigo RMS and the consolidated VIE anticipate paying or incurring eligible expenses totaling the full amounts borrowed. Each of EGSI, Envigo RMS and the consolidated VIE also anticipates that it will maintain its workforce in accordance with the CARES Act. Despite the Company’s good-faith belief that it properly satisfied all eligibility requirements for the PPP loans, there has been increasing scrutiny of loans over $2 million, which may be subject to audit. The US Department of Justice has also brought criminal charges against certain borrowers under the PPP loan program that it suspects of engaging in fraud. The Company applied for loan forgiveness of the EGSI and Envigo RMS loans on April 18, 2021 and May 2, 2021, respectively; however, there can be no assurance that the Company will obtain full forgiveness of the loans based on the legislation. The consolidated VIE received loan forgiveness on March 5, 2021. As a result, a gain on forgiveness of debt of $346 was recorded during the three months ended March 31, 2021. We continue to assess the impact that the CARES Act may have on our business and currently, we are unable to determine the impact that the CARES Act will have on our financial condition, results of operations, or liquidity. The EGSI and Envigo RMS PPP loans are due on May 4, 2022 and May 11, 2022, respectively, and therefore are classified as current as of June 30, 2021.

The PPP loans also provides for customary events of default, including, among others, events of default relating to failure to make payments, bankruptcy, breaches of representations, and material adverse effects. Additionally, the PPP loans are subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. The Company may also be subject to CARES Act-specific lookbacks and audits that may be conducted by other federal agencies, including several oversight bodies created under the CARES Act. These bodies have the ability to coordinate investigations and audits and refer matters to the Department of Justice for civil or criminal enforcement and other actions.

Main Street Lending Program

On November 4, 2020, the Company submitted an application through the Main Street Lending Program (“MSLP”) for a loan of $50,000 under the MSPLF Credit Agreement, collectively the Main Street Term Loan. The Main Street Term Loan was funded on November 16, 2020. The proceeds from the Main Street Term Loan, net of an original issuance discount (“OID”) of 2%, was used for the early paydown of $40,000 of the Seller Note, with the remainder to provide additional working capital. The Main Street Term Loan has a maturity date of November 4, 2025 and bears interest at LIBOR plus 300 basis points, with a LIBOR floor of 0%. Interest in the first year will be treated as PIK, will be capitalized to the loan and will accrue interest as described above. There are no scheduled payments during the first two years of the loan, with scheduled payments of $7,500, $7,500 and $35,000 due in years three, four and five, respectively. The Main Street Term Loan is secured by a security interest in the assets of the Company. Due to the floating rate nature of the Main Street Term Loan, the carrying value approximates fair value. Envigo incurred DIC of $974 associated with the issuance of the Main Street Term Loan. The DIC along with the OID of $1,000 will be amortized on an effective interest basis over the term of the debt. A portion of the borrowings under the MSPLF Credit Agreement is owing to a related party. Accordingly, borrowings of $2,449 and $2,415, net of unamortized DIC and OID, are presented as related party debt, net at June 30, 2021 and December 31, 2020, respectively.

Second Lien Credit Agreement

On November 4, 2020, the Company entered into a Second Lien Credit Agreement (“Second Lien Loan”) through a private lending organization for a loan of $6,000. The Second Lien Loan was funded on November 13, 2020. The proceeds from the loans, net of an original issuance discount of 5%, will be used to provide additional working capital and fund costs associated with the Main Street Term Loan and the Second Lien Loan. The loan has a maturity date of November 4, 2025 and bears interest at LIBOR plus 1350 basis points, with a LIBOR floor of 1%. Interest in the first year will be treated as PIK, will be capitalized to the loan and will accrue interest as described above. There are no scheduled payments during the term of the loan, with the total loan balance, including PIK interest, due at maturity. The Second Lien Loan is secured by a second priority security interest in the assets of the Company. Due to the floating rate nature of the Second Lien Loan, the carrying value approximates fair value. Envigo incurred DIC of $383 associated with the issuance of the Second Lien Loan. The DIC along with the OID of $300 will be amortized on a straight- line basis over the term of the debt. A portion of the borrowings under the Second Lien Loan is owing to a related party. Accordingly, borrowings of $4,373 and $4,025, net of unamortized DIC and OID, are presented as related party debt, net at June 30, 2021 and December 31, 2020, respectively.

Economic Injury Disaster Loan (“EIDL Loan”)

On October 8, 2020, Envigo’s consolidated VIE received an EIDL Loan of $141 from the SBA. The EIDL program is another COVID 19 economic assistance program provided under the Cares Act. The loan has a 30-year maturity with monthly scheduled payments (principal and interest) totaling $8 per year beginning one year from the issuance date. The loan bears interest at 3.75% payable monthly in arrears.

Restrictive Covenants

The MSPLF Credit Agreement includes a minimum interest coverage ratio of 1.00:1.00 through December 31, 2021 and 1.25:1.00 thereafter. The Company was in compliance with the minimum interest coverage ratio for the periods ended June 30, 2021 and December 31, 2020.

Scheduled Principal Payments

Scheduled payments for the next five years required under Company’s debt obligation are as follows:

2021	$—
2022	79,892
2023	7,503
2024	7,503
2025	42,182
Thereafter	132
$137,212

NOTE 12.INCOME TAXES

During the three and six months ended June 30, 2021, the Company recorded income tax expense of $582 (or 25.7%) and $1,501 (or 25.2%) on net income from continuing operations before income taxes of $2,263 and $5,950, respectively. The tax rate for the three months ended June 30, 2021 differs from the federal statutory rate primarily due to the mix of income before income taxes between the U.S. and foreign countries and the valuation allowance recorded on the Company’s net deferred tax assets. The tax rate for the six months ended June 30, 2021 differs from the federal statutory rate primarily due to the mix of income before income taxes between the U.S. and foreign countries and the valuation allowance recorded on the Company’s net deferred tax assets.

During the three and six months ended June 30, 2020, the Company recorded income tax benefit of $271 (or 3.9%) and $5,326 (or 8.9%), respectively on net losses from continuing operations of $6,948 and $60,038, respectively. The tax rate for the three months ended June 30, 2020 differs from the federal statutory rate primarily due to cumulative impact of the adjustment of the full-year forecasted tax rate, partially offset by benefit from a carryback refund of $809. The tax rate for the six months ended June 30, 2020 differs from the federal statutory rate primarily due to the tax impact of non-deductible goodwill impairment, valuation allowance against the ability to realize net operating losses in certain of our foreign operations, foreign tax-rate differentials, partially offset by benefit from a carryback refund of $809 and state income taxes.

NOTE 13.EMPLOYEE BENEFITS

Defined Benefit Plan

The Company has a defined benefit plan in the U.K., the Harlan Laboratories UK Limited Occupational Pension Scheme (the "Plan"), which operated through to April 2012. As of April 30, 2012, the accumulation of plan benefits of employees in the Plan was permanently suspended and therefore the Plan was curtailed. During the year ending December 31, 2021, the Company expects to contribute $1,617 to the plan. As of June 30, 2021, and December 31, 2020, the unfunded defined benefit plan obligation of $3,055 and $3,818, respectively, are included in other liabilities (non-current) in the condensed consolidated balance sheets.

The following table provides the components of net periodic benefit costs for the Company’s defined benefit plan, which is included in selling, general and administrative in the condensed consolidated statement of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Components of net periodic benefit expense:
Interest cost	$85	$101	$168	$206
Expected return on assets	(192)	(185)	(363)	(375)
Amortization of prior loss	185	117	367	237
Net periodic benefit cost	$78	$33	$172	$68

NOTE 14.SHAREHOLDER’S EQUITY

On April 14, 2021, the Company completed a 1,000:1 reverse stock split. The reverse stock split reduces the authorized Class A Common Stock to 30,000 shares and Class B Common Stock to 3,000 shares. It did not affect the authorized Preferred Stock, which remains at 1,000 shares. The par value of all shares remains $0.01 per share. The impact of the reverse stock split has been retrospectively applied to the condensed consolidated balance sheets and the condensed consolidated statements of shareholder’s equity presented elsewhere herein, as well as within corresponding note disclosures as applicable. After the reverse stock split, there are 18,618.207 Class A shares issued and outstanding and 1,146.767 Class B shares issued and outstanding.

NOTE 15.COMMITMENTS AND CONTINGENCIES

Litigation

On April 5, 2021, the Company received a copy of a letter, dated April 2, 2021 (the “Letter”), from an attorney representing a former Envigo employee (“the former employee”), addressed to the State of California Labor and Workforce Development Agency (“LWDA”). The letter notified the LWDA that the former employee was considering bringing a claim against Envigo under California’s Private Attorney General Act of 2004 (“PAGA”). PAGA authorizes private attorneys to bring claims on behalf of the State of California and aggrieved employees for violations of California’s wage and hour laws (Labor Code”). At this juncture, these appear to be “boilerplate” allegations commonly asserted by the former employee’s counsel, as opposed to being premised on a particular set of facts. The former employee purports to seek penalties on behalf of “all current and former hourly-paid or non- exempt employees who worked for the company within the State of California.” An employee must wait 65 days after filing their initial notice with the LWDA before they can bring a civil action – during which time the LWDA can inform the parties it intends to investigate. The 65-day period in this matter expired on or around June 7, 2021 without further action by the LWDA. No further civil action has been taken by the former employee’s counsel.

While no civil action case has been filed to date, the Company has engaged counsel to complete a preliminary review of the purported claims and the merits of the claims. While this review identified areas of potential exposure, the Company intends to vigorously defend its labor practices and to defend against the claims made. At this time, primarily due to the filing status of the claims, it is not feasible to predict an outcome of this matter or reasonably estimate a range of loss, should a loss occur.

The Company is party to certain legal actions arising out of the normal course of its business. In management’s opinion, none of these actions will have a material effect on the Company’s operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any government agency.

Other Matters

During the six months ended June 30, 2021, the Company experienced two spear phishing incidents. The Company has taken certain remedial and preventative actions in response to these incidents. Losses associated with this incident have been immaterial to date, and preliminary indications are that losses should remain immaterial. The Company is continuing to evaluate these matters.

NOTE 16.OTHER OPERATING EXPENSE

Other operating expense consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Integration expenses	$11	$655	$53	$2,120
ERP system upgrade	848	—	$848	$—
COVID-19 expenses	84	68	197	68
Restructuring expenses	446	392	971	728
	$1,389	$1,115	$2,069	$2,916

Integration expenses represent costs incurred to integrate EGSI into the Envigo systems and processes. The ERP system upgrade expenses represent IT service contracts and licenses and external labor and consulting fees incurred as part of the Company’s ERP system upgrade, which is expected to be completed during the fourth quarter of 2021. COVID-19 expenses represent expenses incurred related to the Company’s response to the coronavirus pandemic. Restructuring expenses include costs associated with reorganizing Envigo post the LabCorp Transaction, costs associated with the Bresso and Haslett and Boyertown restructurings discussed in Note 4, and costs associated with the transition of transportation services to Vanguard as discussed in Note 5.

NOTE 17.GEOGRAPHICAL INFORMATION

Revenues by country, excluding discontinued operations were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
United States	$49,629	$42,063	$100,010	$86,614
Netherlands	10,201	5,041	19,101	11,263
United Kingdom	4,167	2,092	7,666	5,591
Israel	2,114	1,554	3,798	3,267
Spain	1,451	855	2,958	2,170
Canada	1,304	706	2,319	1,932
France	991	967	1,950	1,780
Italy	890	525	1,825	1,376
Germany	669	646	1,468	1,316
	$71,416	$54,449	$141,095	$115,309

Net long-lived assets by country, excluding deferred taxes and discontinued operations were as follows:

	June 30, 2021	December 31, 2020
United States	$96,086	$93,736
United Kingdom	3,503	3,439
Netherlands	2,156	2,152
Israel	—	—
Spain	1,382	1,427
France	339	391
Italy	144	207
All Other	10	11
	$103,620	$101,363

NOTE 18.ACCUMULATED OTHER COMPREHENSIVE LOSS

	Pension	Cumulative translation adjustment	Total
As of December 31, 2020	(6,956)	(1,186)	(8,142)
Amortization of actuarial loss	367	—	367
Cumulative translation adjustment	(96)	(939)	(1,035)
As of June 30, 2021	$(6,685)	$(2,125)	$(8,810)

NOTE 19.STOCK-BASED COMPENSATION

On June 3, 2019, the Company’s shareholders approved the Envigo RMS Holding Corp. Equity Incentive Plan (the “Plan”). Awards may be granted to employees, directors and non-employees under the Plan in the form of a stock option (incentive and non- qualified), stock appreciation right, restricted stock award, restricted stock unit or stock award as defined in the Plan. The total number of shares of our common stock that may be issued pursuant to awards under the plan is 2,500 and the total number of shares of common stock available for issuance as incentive stock awards is 500. Each share underlying stock options granted and not forfeited or terminated, reduces the number of shares available for future awards by one share.

No stock appreciation rights, restricted stock awards, restricted stock units or stock award have been granted as of June 30, 2021.

On March 20, 2020 (“Grant Date”), the Envigo RMS Holding Corp. Board of Directors approved the grant of non-qualified stock options (“NQSOs”) under the Plan totaling 1,974,731 (adjusted to 1,974.731 shares as a result of the 1,000 for 1 reverse split enacted April 14, 2021. See Note 14.) to its senior management team. The service date for the NQSOs was also determined to be March 20, 2020 and the NQSOs vest at a cliff date of June 3, 2024. The NQSOs have an initial term of 10 years.

The fair value of NQSOs granted during 2020 was estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	0.77%
Expected lives (in years)	6.7
Volatility	49%
Dividend yield	None

The risk-free interest rate is based upon the U.S. Treasury Daily Treasury Yield Curve as of the Grant Date weighting the five and seven year maturity rates to determine the rate for a 6.7 year maturity. For the expected term, due to the lack of option exercise history, the Company has elected to use the "simplified method" allowed under SAB Topic 14. Under the simplified method, the expected term is the midpoint between the requisite remaining service term of the options (4.2 years) and the contractual term (9.2 years) of the options. The volatility assumption is based upon the median volatility of comparable companies within the same industry over a 6.7 year period re-levered to reflect the Company’s financial leverage. The Company does not have a history of paying dividends.

During the three months ended June 30, 2021 and June 30, 2020, the Company recorded stock-based compensation expense of $143 and $159, respectively, related to these NQSOs. During the six months ended June 30, 2021 and June 30, 2020, the Company recorded stock-based compensation expense of $286 and $159, respectively, related to these NQSOs. The expense is included in selling, general and administrative expense in the consolidated statement of operations. At June 30, 2021, total compensation related to unvested options was $1,655 and is expected to be recognized over 2.9 years. Due to the reverse stock split discussed in Note 14, the options issued under the plan have been reduced to 1,974.731 with the option price increased to $5,720 and the weighted average grant date fair value increased to $1,208.

A summary of the stock option plan at December 31, 2020, and of changes during the six months ended June 30, 2021 are as follows:

Weighted
		Weighted		Average
		Average		Remaining	Aggregate
		Exercise	Aggregated	Contractual	Intrinsic
	# of Shares	Price	Exercise Price	Term	Value
Outstanding at December 31, 2020	1,974.731	$5,720	$11,295,461
Granted	—	$—	—
Forfeited	—	$—	—
Exercised	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2021	1,974.731	$5,720	$11,295,461	7.9 years	$0
Exercisable at June 30, 2021	—	$—	$—		$0

The following table provides additional information relating outstanding NQSOs as of June 30, 2021:

Shares subject to stock options granted	1,974.731
Weighted average grant date fair value	$1,208
Shares subject to stock options exercised	—
Intrinsic value of stock options exercised	$—
Proceeds received from stock options exercised	$—
Tax benefits realized from stock options exercised	$—

NOTE 20.SUBSEQUENT EVENTS

Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

On August 3, 2021, the Company executed a multi-year boarding agreement for the care and maintenance of the colony of Indian Origin Rhesus that was sold in 2020.

In a letter dated August 18, 2021, the Company was notified by the lender of its EGSI PPP Loan that the loan of $2,924 had been forgiven by the SBA. The Company will recognize a gain of $2,924 million during the three months ended September 30, 2021.

On August 26, 2021, the Company was served notice of the formal filing of the PAGA claim discussed in Note 15 above. The Company intends to vigorously defend its labor practices and to defend against the claims made. At this time, it is not feasible to predict the outcome of this matter or reasonably estimate a loss or range of loss, should a loss occur.

In a letter dated September 10, 2021, the Company was notified by the lender of its Envigo RMS PPP Loan that the loan of $8,102 had been forgiven by the SBA. The company will recognize a gain of $8,102 million during the three months ended September 30, 2021.

On September 14, 2021, the Parent and the Holder executed a fourth amendment to the Seller Note whereby the principal balance of the Seller Note will be reduced by $503 for an indemnification claim under the LabCorp transition agreement.

The Company completed an evaluation of the impact of any subsequent events through September 21, 2021, the date at which the condensed consolidated financial statements were available to be issued.